Exhibit 10.4

AMENDED AND RESTATED OPERATING AGREEMENT

OF

CANADIAN HILLS WIND, LLC

an Oklahoma limited liability company

This Amended and Restated Operating Agreement (“Agreement”) of Canadian Hills Wind, LLC, an Oklahoma limited liability company (the “Company”), is made as of the 31st day of January, 2012, by and between Apex Wind Energy Holdings, LLC, a Delaware limited liability company (the “Apex Member”), and Atlantic Oklahoma Wind, LLC, a Delaware limited liability company (the “AP Member”).

RECITALS

WHEREAS, the Articles of Organization of the Company (the “Articles”) were filed with the Office of the Secretary of State of Oklahoma on October 28, 2008;

WHEREAS, prior to the date hereof, the Company was governed by that certain Limited Liability Company Agreement dated May 19, 2010 (as amended and restated prior to the date hereof, the “Previous LLC Agreement”) executed by the Company and the Apex Member;

WHEREAS, the Company is in the business of developing a 298.45 MW wind energy project in the State of Oklahoma (the “Project”);

WHEREAS, the Apex Member and the AP Member entered into that certain Purchase and Sale Agreement dated as of January 31, 2012 (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Apex Member agreed to sell, and the AP Member agreed to purchase, a portion of the Apex Member’s Interests in the Company as more fully set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the Previous LLC Agreement on the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

SECTION I
FORMATION AND PURPOSE

1.1                               Formation. The Members:

(a)                                 acknowledge the formation of the Company as a limited liability company pursuant to the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”) by virtue of the Articles filed with the Secretary of State of the State of Oklahoma;

(b)                                 confirm and declare their status as Members of the Company upon the terms and conditions set forth in this Agreement; and

(c)                                  execute and adopt this Agreement as the operating agreement of the Company.

1.2                               Name. The name of the Company shall be Canadian Hills Wind, LLC.

1.3                               Defined Terms. Except as set forth below or when the context may otherwise require, each capitalized term used in this Agreement shall have the meaning specified in the section where such capitalized term is defined;

(a)                                 “Available Cash” at any time means the excess of (i) all cash then held by the Company to the extent not otherwise required to pay Company expenses that are clearly identified and expected with reasonable certainty over (ii) the amount of reasonable reserves established by the Company as determined by a Majority;

(b)                                 “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York, Charlottesville, Virginia or Boston, Massachusetts;

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law);

(d)                                 “Interest”, when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including its interest in the capital, profits, losses and distributions of the Company;

(e)                                  “Manager” shall mean Apex Wind Energy Holdings, LLC;

(f)                                   “Member” means the Apex Member or the AP Member and each future member of the Company, if any;

(g)                                  “Percentage Interest” with respect to each Member at any time means such Member’s percentage interest of the outstanding membership interests of the Company as calculated pursuant to Section 3.1; and

(h)                                 “Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

1.4                               Capital Contribution. Each Member has made a capital contribution to the Company in cash, property and/or services rendered in consideration of its Interest. Such capital contribution shall be reflected in the books and records of the Company.  Capital accounts shall be maintained by the Company with respect to each Member in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Such Capital Accounts shall reflect, inter alia, the agreed value of assets deemed contributed by each Member to the Company as such value is set forth in Exhibit 2.6 to the Purchase Agreement.

1.5                               Governing Law. All questions with respect to the rights and obligations of the parties, the construction, enforcement, and interpretation of this Agreement and the formation, administration, and termination of the Company shall be governed by the Act and other applicable laws of the State of Oklahoma.

1.6                               Purposes. The Company may engage in any lawful business, purpose or activity for which a limited liability company may be organized under the Act. The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not prescribed by the Articles.

SECTION II
MEMBERS

2.1                               Members.  The Members of the Company shall be the Apex Member and the AP Member.

2.2                               Membership Interests. As of the date hereof, the Apex Member’s Percentage Interest is 49% and the AP Member’s Percentage Interest is 51%.

2.3                               Limitation on Liability. Members shall not be liable, responsible, or accountable to the Company or any other Member in damages or otherwise for any acts, or for any failure to act, performed or omitted, unless illegal or the result of gross negligence or willful misconduct. No Member, Manager (subject to Section 3.2(a)), or other agent of the Company shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

2.4                               Member Loans.

(a)                                 If the Company reasonably determines that it does not have sufficient cash to pay its obligations or meet its obligations to provide any required credit support or security, then the Company shall notify all of the Members, and any Member may, but shall not be obligated to, advance as loans (which may constitute an advance of cash or the provision of a guaranty, letter of credit or other credit support or security) all or part of the needed funds, credit support or security, as applicable, to or on behalf of the Company (each, a “Member Loan”), the proceeds of which advances shall be used by the Company to pay for such obligations.  If more than one Member chooses to advance any Member Loans then each such Member shall contribute ratably in proportion to its respective Interest with respect to all Members that are advancing such Member Loans.

(b)                                 Schedule 2.4 sets forth all outstanding Member Loans from time to time and their respective amounts.  The Manager shall update Schedule 2.4 from time to time upon the making or repayment of Member Loans.

(c)                                  Notwithstanding Section 2.4(a), the following Member Loans shall be made by the AP Member (collectively, the “AP Member Loans”):

Counterparty	Contract	Type	Amount	Due Date

Mitsubishi	TSA	Cash	$11,168,249.10	January 31, 2012
OG&E	IA	Cash	$1,600,000.00	January 31, 2012
REpower	TSA	Cash or L/C	$3,000,000.00	January 31, 2012
SWEPCO	PPA	Cash or L/C	$7,000,000.00	January 31, 2012
REpower	TSA	Cash or L/C	$4,000,000.00	February 15, 2012
OG&E	IA	Cash	$2,950,000.00	March 1, 2012
REpower	TSA	Cash or L/C	$4,500,000.00	March 15, 2012
Mitsubishi	TSA	Cash	$6,690,000.00	March 15, 2012
Mitsubishi	TSA	L/C	$127,589,988.00	March 15, 2012
REpower	TSA	Cash	$61,594,900.00	March 31, 2012
REpower	TSA	L/C	$79,892,350.00	March 31, 2012

An advance by any Member of a Member Loan constitutes a loan and is not a capital contribution.  The outstanding principal amount of all Member Loans shall be repaid in full together with all interest thereon prior to any distributions to the Members under this Agreement pursuant to Section VI or otherwise.  All AP Member Loans shall bear interest from and after the date of the advance or the effectiveness thereof until the repayment in full or the expiration thereof at a rate of 3.25% per annum, and the AP Member Loans must be paid or replaced on the earlier of (i) the closing of the AP Put Option, the Apex Purchase Option, or the Default Purchase and (ii) the Project Debt Closing.  All other terms of Member Loans shall be reasonably agreed by the Members.

SECTION III
MANAGEMENT

3.1                               Management.

(a)                                 The responsibility for managing the business and affairs of the Company shall be vested in the Manager, who may be a Member and shall act as the chief executive officer of the Company with all duties and responsibilities customarily designated to the chief executive officer of a corporation. The initial Manager shall be the Apex Member.

(b)                                 The initial Manager shall serve until the earlier of its resignation or removal as initial Manager, at which time the Members may elect a new Manager through vote of the Members then owning more than 50% of the Interests (a “Majority”) or choose instead to govern through Majority rule. The Manager shall have the complete power and authority to make all day-to-day business decisions of and to act on behalf of the Company, but in no event shall the authority of the Manager include authority to take, or cause the Company to take, any Major Decision unless such Major Decision shall have otherwise been duly authorized by a Majority; provided that each Unanimous Decision shall require the unanimous vote of the Members. No person dealing with the Company shall be required to inquire into the authority of the Manager to take any action or to make any decision on behalf of the Company.  For purposes of this Section 3.1, a “Major Decision” means any action, decision, the expenditure of any sum or undertaking or suffering any obligation which comes within the scope of any of the actions set forth in Part I of Schedule 3.1(b), and a “Unanimous Decision” means any action, decision, the expenditure of any sum or undertaking or suffering any obligation which comes within the scope of any of the actions set forth in Part II of Schedule 3.1(b).

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Manager shall cause the Company to transfer the assets set forth on Schedule 3.1(c) to the Apex Member (or its affiliate), at the direction of the Apex Member; provided that as a condition precedent thereto the Apex Member shall enter into a build-out agreement with the Company in form and substance reasonably satisfactory to each of the Members.  Apex Member shall deliver Schedule 3.1(c) to AP Member no later than five (5) days after the date hereof.

3.2                               Indemnification.

(a)                                 In any proceeding brought by, or in the right of, the Company or brought by, or on behalf of, the Members of the Company, no director, officer, Manager or any of their affiliates shall be liable to the Company or its Members for monetary damages with respect to any transaction, occurrence or course of conduct, whether before, on, or after the effective date of this Agreement, except for liability resulting from the director, officer or the Manager or any of their affiliates having engaged in willful misconduct, gross negligence or a knowing violation of any criminal law or any federal or state securities law.

(b)                                 The Company shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by, or on behalf of, the Members of the Company, by reason of the fact that he or it is or was a director, officer or Manager of the Company (or any of their affiliates) or is or was serving at the request of the Company as a manager, director, trustee, member of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against any liability he or it incurs in connection with such proceeding unless he or it engaged in willful misconduct, gross negligence or a knowing violation of any criminal law or any federal or state securities law. The Company is hereby empowered to enter into a contract to indemnify any such person or entity in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(c)                                  The Company shall promptly take all such actions and make all such determinations (through the determination of the Manager, or if the Manager is a party to the proceeding, by special legal counsel selected by the Manager) as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Section 3.2 and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person or entity being indemnified in connection with such actions and determinations or proceedings of any kind arising therefrom. The Company shall pay for, or reimburse, the reasonable expenses incurred by such person or entity in advance of final disposition of the proceeding or the making of any determination under this Section 3.2(c) if such person or entity furnishes the Company with a written statement of his or her good faith belief that he or it has met the standard of conduct described in Section 3.2(b), and a written undertaking to repay the advance if it ultimately is determined that he or it did not meet such standard of conduct.

3.3                               Management Compensation. The Company shall pay the Manager such compensation as shall be determined reasonable by a Majority in light of the management and administrative services and support provided by the Manager to the Company from time to time.

SECTION IV
TERM AND TERMINATION OF THE COMPANY

4.1                               Term of the Company. The term of the Company shall commence upon the date of this Agreement and shall continue in perpetuity, unless sooner terminated as provided in this Agreement.

4.2                               Events of Dissolution. The Company shall be dissolved upon the occurrence of the following events:

(a)                                 the determination in writing of a Majority to dissolve the Company;

(b)                                 when so required in accordance with other provisions of this Agreement; or

(c)                                  as otherwise required by the Act.

4.3                               Conclusion of Affairs. Upon the dissolution of the Company for any reason, if the Company is not continued as permitted by this Agreement, the Manager shall proceed promptly to wind up the affairs of the Company.

4.4                               Termination. Upon completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate, and the Manager and the Members shall execute and record any and all documents required to effectuate the dissolution and termination of the Company.

SECTION V
TRANSFERS AND THE ADDITION, SUBSTITUTION AND
WITHDRAWAL OF A MEMBER

5.1                               Restrictions on Transfers. No Member may transfer all or a portion of its Interest in the Company, except that one Member may transfer its entire Interest (but not less than its entire Interest) in the Company to any Person if (a) all Members (other than the transferring Member) have consented to such Transfer (which consent may be given or withheld in each such other Member’s sole discretion), (b) such Transfer is made in accordance with Section 5.4 or (c) such Transfer is made to the other Member.

5.2                               Additional Members. No new Members shall be entitled to any retroactive allocation of income, losses, or expense deductions the Company incurs. The Manager may, at its option, at the time a new Member is admitted, close the Company’s books (as though the Company’s tax year had ended) or make pro rata allocations of income, loss, and expense deductions to a new Member for that portion of the Company’s tax year in which the new Member was admitted in accordance with the provisions of Code Section 706(d) and the regulations thereunder.

5.3                               Partnership Status. The Company shall elect to be treated as a partnership for federal and state income tax purposes unless all Members agree otherwise.

5.4                               Options.

(a)                                 At any time from and after January 31, 2012 through the closing of construction financing for the Project (such closing, the “Project Debt Closing”), the AP Member shall have the option, at its sole discretion, to either (i) purchase from the Apex Member, and the Apex Member shall be obligated to sell to the AP Member, all of the Apex Member’s Interest at a total sale price equal to one dollar ($1.00), which sale shall include the assignment and assumption of all of the Apex Member’s share of the obligations and liabilities of the Company (such option, the “AP Purchase Option”), or (ii) sell to the Apex Member, and the Apex Member shall be obligated to purchase from the AP Member, all of the AP Member’s Interest at a total sale price equal to one dollar ($1.00), which sale shall include the assignment and assumption of all of the AP Member’s share of the obligations and liabilities of the Company (such option, the “AP Put Option”).  As conditions precedent to closing of the exercise of the AP Purchase Option, the Company shall execute and deliver to the Apex Member (i) a development fee agreement (the “Development Fee Agreement”), which agreement shall provide for the payment of a development fee in an amount calculated pursuant to Schedule 6.7 to the Purchase Agreement and be in a form reasonably acceptable to each of the Members, and (ii) a guaranty of Atlantic Power Corporation, in a form reasonably acceptable to each of the Members, in favor of the Apex Member for the full amount of the development fee due and payable by the Company under the Development Fee Agreement (the “AP Guaranty”).  For the avoidance of doubt, if the AP Member closes on the exercise of the AP Purchase Option and then assigns all or substantially all of the membership interests in the Company to one or more third parties, then either (x) the AP Guaranty shall remain in full force and effect or (y) a guaranty that guarantees the full amount of the development fee due and payable by the Company under the Development Fee Agreement from a guarantor reasonably acceptable to the Apex Member shall have been provided in replacement of the AP Guaranty and shall be in full force and effect.  In connection with the exercise of the AP Put Option, the Apex Member also shall be obligated to cause the outstanding amount of any AP Member Loans to be paid in full together with all accrued and unpaid interest thereon through the closing date of such sale, together with the payment of all reasonable, documented third party fees and expenses of the AP Member in connection with the AP Member Loans and the transactions contemplated by the Purchase Agreement.  Any purchase of the Apex Member’s Interests pursuant to the AP Purchase Option shall be made in accordance with a purchase and sale agreement, an assignment in the form of Exhibit A hereto, and other documents reasonably required and agreed by, and satisfactory to, each of the AP Member and the Apex Member, each of whom agree to negotiate in good faith to enter into such definitive documents in order to consummate such purchase.

(b)                                 At any time from and after February 10, 2012 through the Project Debt Closing, if the AP Member has not (i) delivered an Intent Notice in connection with the exercise of either the AP Purchase Option or the AP Put Option or (ii) after the delivery of an Intent Notice in connection with the exercise of either the AP Purchase Option or the AP Put Option, closed such AP Purchase Option or the AP Put Option, as applicable, as provided in Section 5.4(c), the Apex Member shall have the option, at its sole discretion, to purchase from the AP Member, and the AP Member shall be obligated to sell to the Apex Member, all of the AP

Member’s Interest at a total sale price equal to one dollar ($1.00), which sale shall include the assignment and assumption of all of the AP Member’s share of the obligations and liabilities of the Company (such option, the “Apex Purchase Option”).  In connection with the exercise of the Apex Purchase Option, the Apex Member also shall be obligated to cause the outstanding amount of any AP Member Loans to be paid in full together with all accrued and unpaid interest thereon through the closing date of such sale, together with the payment of all reasonable, documented third party fees and expenses of the AP Member in connection with the AP Member Loans and the transactions contemplated by the Purchase Agreement.

(c)                                  Subject to Section 5.4(b), a Member may exercise any of the foregoing options, as applicable, by giving notice of its intent to exercise the applicable option (the “Intent Notice”) to the other Member in writing, with a closing to occur on a Business Day within thirty (30) days from the date of the Intent Notice delivered by a Member in connection with the AP Purchase Option and ninety (90) days from the date of the Intent Notice delivered by a Member in connection with the AP Put Option or the Apex Purchase Option; provided, that in no event shall any such closing occur earlier than the second (2nd) Business Day after the receipt of all reasonably necessary consents and approvals in connection with such closing.

(d)                                 If the AP Member exercises the AP Put Option and the Apex Member fails to perform its obligations hereunder with respect to such exercise, the AP Member shall have a further option to purchase from the Apex Member, and the Apex Member shall be obligated to sell to the AP Member, the Apex Member’s Interests at a total sale price equal to one dollar ($1.00) (the “Default Purchase”), which sale shall be consummated promptly after the AP Member notifies the Apex Member that it chooses to exercise the Default Purchase.

(e)                                  Any purchase of any Interests other than pursuant to the AP Purchase Option shall be made in accordance with an assignment in the form of Exhibit A hereto.

SECTION VI
ALLOCATION OF NET INCOME AND LOSS

6.1                               General.  The Manager will effect all allocations of income, gain, loss and deduction among the Members in accordance with the distribution rules of Section VII below and the allocation rules of Code Section 704 and the Treasury Regulations promulgated thereunder (but not taking into account distributions in repayment of Member Loans pursuant to Section 7.2 hereof).

SECTION VII
DISTRIBUTIONS

7.1                               Distributions.  The Company shall distribute all Available Cash at the times and in amounts determined by Majority; provided that Available Cash shall be distributed as frequently as possible to the extent there is Available Cash (but no less frequently than once a year) and shall be distributed to the Members based on the following priority:

7.2                               first, all Available Cash shall be distributed to the Members, if any, that have made Member Loans to the Company, pro rata in proportion to the outstanding balance of

Member Loans held by each Member, until such Members have received payment of all obligations, both principal and accrued interest, due to them under such Member Loans; and

7.3                               second, all remaining Available Cash, if any, shall be distributed to the Members in proportion to their respective Interests at the time of distribution.

SECTION VIII
ADMINISTRATIVE PROVISIONS

8.1                               Office and Registered Agent.

(a)                                 The initial principal place of business and principal office of the Company shall be c/o Apex Wind Energy, Inc., 244 East High Street, Charlottesville, Virginia 22902. The Company may relocate the principal place of business and principal office and have such additional offices as the Manager may deem advisable.

(b)                                 The name and address of the initial registered agent for purposes of the Act shall be as stated in the Articles. The Manager may at any time change the registered agent; provided, that the Manager gives notice to the Member of any such change.

8.2                               Bank Accounts. The Manager may, from time to time, open bank accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless a Majority determines otherwise. Funds of the Company shall be deposited in such account or accounts as the Manager shall determine. Funds may be withdrawn from such accounts only for bona fide and legitimate Company purposes and may from time to time be invested in such securities, money market funds, certificates of deposit, or other liquid assets as the Manager deems appropriate. The Manager shall not be accountable or liable for any loss of Company funds resulting from failure or insolvency of the depository institution, so long as the deposit of such funds was in compliance with this Agreement.

8.3                               Books and Records. At all times during the term of the Company, the Manager shall keep, or cause to be kept, full and accurate books of account, records, and supporting documents, which shall reflect, completely, accurately, and in reasonable detail, each transaction of the Company (including transactions with the Member or affiliates). The books of account shall be maintained and tax returns prepared and filed based on the method of accounting the Manager determines. The books of account, records, and all documents and other writings of the Company shall be kept and maintained at the principal office of the Company. The Manager shall cause the Company to keep at its principal office all books and records required to be maintained by the Act and the other laws of the State of Oklahoma.

8.4                               Reports and Other Information.  No later than three (3) Business Days after the end of each two-calendar-week period (the first of which shall begin on the first day of the first calendar week beginning after the date hereof), the Manager shall deliver to the Members a report of all business activities of the Company (including costs and expenses incurred or paid) for such period.

SECTION IX
PROVISIONS OF GENERAL APPLICATION

9.1                               Interpretation. Whenever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural, and vice versa. All references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”.

9.2                               Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions hereof are determined to be invalid, such invalidity shall not impair the operation of, or affect, those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.

9.3                               Burden and Benefit Upon Successors. Except as expressly otherwise provided herein, this Agreement is binding upon and inures to the benefit of, the Member and his successors and permitted assigns.

9.4                               Third Parties. The agreements, covenants, and representations contained in this Agreement are for the benefit of the Members and are not for the benefit of any third parties, including any creditors of the Company or of the Members.

9.5                               Section Headings. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference only and shall not be construed in any way to define, limit or extend or describe the scope of this Agreement or the intention of the provisions thereto.

9.6                               Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma without regard to conflicts of law rules.

[Signature page to follow.]

IN WITNESS WHEREOF, undersigned Members have duly executed this Agreement as of the date first written above.

APEX WIND ENERGY HOLDINGS, LLC
By:	Apex Wind Energy, Inc.
Its:	Manager

By:
Name:
Title:

ATLANTIC OKLAHOMA WIND, LLC

By:
Name: Barry Welch
Title: President

Schedule 2.4

Member Loans

[To come.]

Schedule 3.1(b)

Major Decisions and Unanimous Decisions

Part I

The Major Decisions shall consist of the decisions by the Company to take or permit any of the following actions:

(a)                                 the adoption, approval or modification of any budget and the expenditure of sums in excess of 105% of such budget;

(b)                                 incurrence of indebtedness for borrowed money or issuance of guarantees thereof on behalf of the Company in excess of $5,000 in any single instance or a series of related instances, other than if already included in an approved budget;

(c)                                  granting of liens on any assets of the Company;

(d)                                 entry into, termination of (except in accordance with its terms) or amendment of any material agreement by the Company; including any power purchase agreement, construction contract, equipment purchase agreement, operations and maintenance agreement, interconnection agreement or financing agreement or collateral agreement with respect to the Project;

(e)                                  making of any loan or investment, extending of credit or otherwise providing financial accommodations to any Person in excess of $5,000 in any single instance or a series of related instances;

(f)                                   initiation or settling of litigation or other disputes where the amount in controversy is in excess of $5,000;

(g)                                  purchase or sale of assets in excess of $5,000 in any single instance or series of related instances or purchase or sale of rights of the Company, except for (i) the transfer of assets pursuant to Section 3.1(c) of the Agreement and (ii) such purchases and sales of assets approved in an approved budget;

(h)                                 hiring, terminating or replacing the Manager or any officer of the Company or any outside consultants, legal counsel or other material advisors;

(i)                                     causing or permitting the Company to establish any reserves;

(j)                                    the Company agreeing to, entering into or adopting any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company;

(k)                                 permitting or requesting any capital contributions;

(l)                                     making of distributions other than in accordance with this Agreement;

(m)                             the purchase or sale of substantially all assets or any equity ownership interests of the Company, except as specifically provided for in Section 5.4;

(n)                                 the formation of any subsidiary of the Company;

(o)                                 any action pursuant to or in connection with Section VI of this Agreement; or

(p)                                 the execution of any agreement, contract, understanding or other arrangement to effectuate any of the foregoing.

Part II

The Unanimous Decisions shall consist of the decisions by the Company to take or permit any of the following actions:

(a)                                 amending this Agreement;

(b)                                 amending the certificate of formation or other organization documents of the Company or modifying any of the terms, powers, or rights of the Members in a material manner;

(c)                                  changing the purpose of the Company;

(d)                                 admitting any Person as a Member;

(e)                                  commencing a voluntary bankruptcy action or deciding not to contest an involuntary bankruptcy action of the Company, making any assignment for the benefit of the Company’s creditors, or consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or with respect to any substantial part of the Company’s property;

(f)                                   (i) effecting a merger, consolidation or business combination of the Company with any other Person, (ii) causing or permitting the Company to enter into a joint venture with any Person (other than any joint venture that exists as of the date hereof), (iii) causing the Company to acquire all or substantially all of the assets, interests or stock of any Person, or (iv) recapitalizing, reorganizing, restructuring, or changing the legal form of the Company;

(g)                                  the Company to (A) create, authorize, designate, sell or issue any interest, or any option, warrant, convertible or exchangeable securities or similar right to acquire any equity or other interest of any kind in the Company, or (B) redeem, purchase or otherwise acquire any equity or other interest in the Company;

(h)                                 authorizing and approving the dissolution, liquidation or winding up of the Company; or

(i)                                     any action that could cause the Company to be treated as other than a partnership for U.S. federal income tax purposes.

Schedule 3.1(c)

Company Assets to be Transferred

Exhibit A

Assignment

[insert one-page form of assignment]